Exhibit 99.2

DATE: April 4, 2012

MEDIA CONTACT: Jeff Pounds (918) 573-3332	INVESTOR CONTACT: Sharna Reingold (918) 573-2078

Williams Partners L.P. Prices Public Offering of Common Units

TULSA, Okla. – Williams Partners L.P. (NYSE: WPZ) today announced that it priced a public offering of 10,000,000 of its common units representing limited-partner interests at $54.56 per unit. The offering is expected to close on April 10, 2012.

Williams Partners also granted the underwriters a 30-day option to purchase up to an additional 1,500,000 common units.

Williams Partners plans to use the net proceeds from the offering for general partnership purposes, including the funding of a portion of the purchase price of the acquisition by Williams Partners of Caiman Eastern Midstream, LLC that was previously announced on March 19, 2012.

Citigroup, Barclays, UBS Investment Bank, BofA Merrill Lynch, Jefferies, Morgan Stanley, Goldman, Sachs & Co. and J.P. Morgan are acting as joint book-running managers. In addition, Credit Suisse, Deutsche Bank Securities, Raymond James, RBC Capital Markets and Stifel Nicolaus Weisel have been named as co-managing underwriters.

This news release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. A copy of the preliminary prospectus supplement and related base prospectus may be obtained on the SEC website at www.sec.gov or from any of the underwriters, including:

Citigroup

Attention: Prospectus Delivery Department

Brooklyn Army Terminal

140 58th Street, 8th floor

Brooklyn, NY 11220

Phone: 800-831-9146

Email: batprospectusdept@citi.com

Barclays

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Phone: 888-603-5847

Email: Barclaysprospectus@broadridge.com

UBS Investment Bank

Attention: Prospectus Department

299 Park Avenue

New York, NY 10171

Phone: 888-827-7275

BofA Merrill Lynch

4 World Financial Center

New York, NY 10080

Attn: Prospectus Department

E-mail dg.prospectus_requests@baml.com.

Jefferies

520 Madison Avenue, 12th Floor

New York, NY 10022

Email: Prospectus_Department@Jefferies.com

Phone: 877-547-6340

Morgan Stanley

Attn: Prospectus Department

180 Varick Street, 2nd Floor

New York, NY 10014

Email: prospectus@morganstanley.com

Phone: 866-718-1649

Goldman, Sachs & Co.

Prospectus Department

200 West Street

New York, NY 10282

Phone: 866- 471-2526

Fax: 212-902-9316

Email: prospectus-ny@ny.email.gs.com

J.P. Morgan

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Phone: 866-803-9204

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the partnership’s annual reports filed with the Securities and Exchange Commission.